EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements listed below of our report dated September 13, 1996, with respect to the financial statements of 3Net Systems, Inc. included in the Annual Report (Form 10-KSB) for the year ended June 30, 1996:

  Form  S-8 No. 33-60100 pertaining  to  the  3Net  Systems,  Inc.  Employee
  Savings Plan

  Form S-8  No.  33-73166  pertaining  to  the  3Net  Systems, Inc. Employee
  Savings Plan
  Form S-8 No. 33-81598 pertaining to the Nonstatutory Stock Option Agreement by and between 3Net Systems, Inc. and Larry M. Gress

  Form S-8 No. 33-80186 pertaining to the 3Net Systems, Inc. Special Stock Option Plan

  Form S-8 No. 33-80300 pertaining to the 3Net Systems, Inc. 1993 Stock Option/Stock Issuance Plan

  Form S-3 No. 33-86962

                                                           ERNST & YOUNG LLP

Sacramento, California
September 23, 1996